Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-125694 on Form S-8 of our report dated June 24, 2026, appearing in the Annual Report on Form 11-K relating to the financial statements and supplemental schedule of PVH Associates Investment Plan for Residents of the Commonwealth of Puerto Rico as of and for the year ended December 31, 2025.

/s/ WithumSmith+Brown, PC

Whippany, New Jersey

June 24, 2026